Exhibit 99.1

East West Bancorp, Inc. 135 N. Los Robles Ave., 7th Fl. Pasadena, CA 91101 Tel. 626.768.6000 Fax 626.817.8838

NEWS RELEASE

INVESTOR RELATIONS CONTACT:
Irene Oh
Chief Financial Officer
(626) 768-6360

EAST WEST BANCORP REPORTS RECORD NET INCOME FOR FULL YEAR 2014 OF
$342.5 MILLION AND FULL YEAR 2014 DILUTED EARNINGS PER SHARE OF $2.38

Pasadena, California – January 21, 2015 – East West Bancorp, Inc. (“East West” or the “Company”) (Nasdaq: EWBC), parent company of East West Bank, the financial bridge between the United States and Greater China, today reported its financial results for the fourth quarter and full year 2014.  For the fourth quarter of 2014, net income was $93.0 million or $0.65 per diluted share.  For the full year 2014, net income available to common stockholders was $342.5 million or $2.38 per diluted share.

“East West is pleased to report strong earnings of $342.5 million or $2.38 per diluted share for the full year 2014, an increase in diluted earnings per share of 13% from 2013,” stated Dominic Ng, Chairman and Chief Executive Officer of East West. “2014 marks the fifth consecutive year East West has generated record earnings.  2014 was a year of many accomplishments for East West.  At the end of 2014, total loans reached a record $21.8 billion, an increase of 20% from the prior year, and total deposits were a record $24.0 billion, an 18% increase from the prior year.”

Ng continued, “Our fourth quarter net income of $93.0 million or $0.65 per diluted share, an increase of $17.2 million or 23% from the prior year period, reflects consecutive increases in both net income and earnings per share throughout the year.  At East West, our corporate goal is to be one of the best performing banks and consistently outperform peer banks. We believe our financial results for the fourth quarter and full year 2014 reflect strong achievement of our goal."

“In the past five years since we acquired United Commercial Bank, we have built a stronger, more diversified balance sheet, made investments in people and infrastructure to expand our capabilities and product offerings, and increased our physical footprint to better serve our customers. I am pleased to state that these actions have been achieved without sacrifice to profitability and return levels, despite a challenging interest rate environment. Our growth and profitability would not have been possible without the hard work and dedication of all our associates," continued Ng.

“As we grow our business, we are able to reach more customers with our cross-border products and capabilities and provide a bridge between the U.S. and Greater China.  Our knowledge, experience and capabilities in both the U.S. and Greater China markets continue to give us a competitive advantage over our peers.  We look forward to 2015 with optimism and excitement as we continue to serve our customers and generate strong long-term value for our shareholders,” concluded Ng.

Full Year 2014 Highlights

•
Record Earnings – For the full year 2014, net income totaled a record $342.5 million, an increase of $47.4 million or 16% from $295.0 million in 2013. For the full year 2014, earnings per diluted share available to common stockholders totaled $2.38, an increase of $0.28 or 13% from $2.10 in 2013.

•
MetroCorp Bancshares – During the year, East West successfully acquired and completed the integration of MetroCorp Bancshares (“MetroCorp”), a $1.6 billion bank headquartered in Houston, Texas.  With the MetroCorp acquisition, East West substantially increased its presence in Houston and entered the markets of Dallas and San Diego.

•
Strong Loan Growth – Total loans receivable (including covered and non-covered loans) increased to a record $21.8 billion as of December 31, 2014, an increase of $3.7 billion or 20% from December 31, 2013. The MetroCorp acquisition earlier in the year added $1.2 billion of loans that were largely comprised of commercial real estate loans. Excluding the impact of the MetroCorp acquisition, the year over year loan growth was $2.5 billion or 14%, largely driven by growth in commercial and industrial loans.

•
Strong Deposit Growth – Total deposits increased to a record $24.0 billion as of December 31, 2014, an increase of $3.6 billion or 18% from December 31, 2013. Excluding the impact of the $1.3 billion in deposits added from the MetroCorp acquisition in early 2014, the year over year deposit growth was $2.3 billion or 11%, largely driven by growth in core deposits.

•
Strong Capital Levels – Capital levels for East West remain high. As of December 31, 2014, East West’s Tier 1 risk-based capital and total risk-based ratios were 11.0% and 12.6%, respectively, compared to the well capitalized requirements of 6% and 10%, respectively.

•
Improvement in Nonperforming Assets – Nonperforming assets as of December 31, 2014 totaled $128.7 million or 0.45% of total assets, an improvement of $1.9 million or eight basis points from $130.6 million or 0.53% as of December 31, 2013.

Quarterly Results Summary

($ in millions, except per share)	Quarter Ended
	December 31, 2014	September 30, 2014	December 31, 2013
Net income	$93.00	$88.76	$75.78
Earnings per share (diluted)	$0.65	$0.62	$0.55
Tangible equity (1) per common share	$16.26	$15.76	$14.37

Return on average assets	1.27%	1.25%	1.21%
Return on average common equity	12.95%	12.80%	12.65%

Net interest income, adjusted (1)	$231.52	$225.36	$198.24
Net interest margin, adjusted (1)	3.39%	3.41%	3.41%
Cost of deposits	0.28%	0.29%	0.31%
Efficiency ratio (1)	42.13%	51.42%	47.30%

Fourth Quarter Highlights

•
Strong Fourth Quarter Earnings – For the fourth quarter of 2014, net income increased to $93.0 million or $0.65 per diluted share. Net income increased $4.2 million or 5% from the third quarter of 2014 and $17.2 million or 23% from the fourth quarter of 2013. Earnings per diluted share increased $0.03 or 5% from the third quarter of 2014 and increased $0.10 or 18% from the fourth quarter of 2013.

•
Strong Loan Growth – Total loans receivable (including covered and non-covered loans) increased to a record $21.8 billion as of December 31, 2014, an increase of $541.6 million or 3% from September 30, 2014.  This increase was largely due to increases in non-covered loans comprised of $554.4 million in commercial and industrial loans, $170.3 million in single family loans and $148.3 million in commercial real estate loans, partially offset by decreases in loans held for sale of $193.7 million and covered loans of $162.6 million.

•
Solid Deposit Growth – Total deposits as of December 31, 2014 were a record $24.0 billion, an increase of $196.5 million or 1% from September 30, 2014.  This increase was primarily due to increases in interest-bearing checking deposits which grew $235.6 million or 10% and noninterest-bearing demand deposits which grew $110.6 million or 2%, partially offset by a decrease in money market deposit accounts by $173.6 million or 3%.

Management Guidance

The Company is providing guidance for the first quarter and full year of 2015. Management currently estimates that fully diluted earnings per share for the full year of 2015 will range from $2.60 to $2.64, an increase of $0.22 to $0.26 or 9% to 11% from $2.38 for the full year of 2014.

This EPS guidance for the full year of 2015 assumes:

•	Federal funds target rate increases by 25 basis points at the end of the third quarter of 2015
•	A net interest margin ranging from 3.35% to 3.40%
•	Loan growth of approximately 8.00%
•	Provision for loan losses of approximately $30 to $40 million
•	Noninterest expense of approximately $540 to $560 million
•	An effective tax rate of 28.50%

Management currently estimates that fully diluted earnings per share for the first quarter of 2015 will range from $0.63 to $0.65, based on the assumptions stated above.

Balance Sheet Summary

Total assets as of December 31, 2014 were $28.7 billion, an increase of $256.9 million or 1% from $28.5 billion as of September 30, 2014.  Correspondingly, average interest-earning assets increased $816.4 million or 3% from September 30, 2014 to $27.1 billion as of December 31, 2014.  The increases in total assets and average interest-earning assets were largely attributable to a $737.2 million increase in average non-covered loan balances, partially offset by a $149.0 million decrease in average covered loan balances.

Year over year, total assets increased $4.0 billion or 16% from $24.7 billion as of December 31, 2013. This increase was largely due to growth in the non-covered loan portfolio and the MetroCorp acquisition which closed in January 2014.

Total Loans
Total loans receivable as of December 31, 2014 was $21.8 billion, an increase of $541.6 million or 3% compared to $21.2 billion as of September 30, 2014, and an increase of $3.7 billion or 20% compared to $18.1 billion as of December 31, 2013. In January 2014, the Company closed the MetroCorp acquisition which added $1.2 billion of loans.  Excluding the MetroCorp acquisition, loan growth for the full year 2014 was $2.5 billion or 14%, largely driven by growth in commercial and industrial loans. The $541.6 million increase in loans from September 30, 2014 to December 31, 2014 stemmed from an $897.9 million increase in non-covered loans held for investment, partially offset by decreases in loans held for sale and covered loan balances. The majority of loans sold during the fourth quarter of 2014 were comprised of student loans.  As of December 31, 2014, the Company had $46.0 million of student loans remaining, which were classified as held for sale.

Covered Loans
Covered loans, net of discount and allowance for loan losses as of December 31, 2014 totaled $1.5 billion, a decrease of $162.6 million or 10% from September 30, 2014.  The decrease in the covered loan portfolio was primarily due to payoff and paydown activities.

The covered loan portfolio, which is comprised of loans acquired from the Federal Deposit Insurance Corporation (“FDIC”)-assisted acquisitions of United Commercial Bank (“UCB”) on November 6, 2009 and Washington First International Bank (“WFIB”) on June 11, 2010, are covered under shared-loss agreements with the FDIC.  The shared-loss coverage periods under the agreements for both the UCB and WFIB acquisitions were for a period of five years for commercial loans and ten years for single family loans.  Shared-loss coverage for commercial loans extends through the end of the quarter in which the fifth anniversary of the acquisition occurred.  The shared-loss coverage period for the UCB commercial loans was extended to December 31, 2014, while the shared-loss coverage period for the WFIB commercial loan portfolio will extend through June 30, 2015. The balance of the UCB commercial loans, net of discount, was $1.1 billion as of December 31, 2014.

During the fourth quarter of 2014, in the noninterest income line item “Changes in FDIC indemnification asset and receivable/payable”, the Company recorded a reduction of $50.6 million, largely attributable to the continued payoffs and improved credit performance of the UCB portfolio, as compared to our original estimate.  Under the shared-loss agreements with the FDIC, the Company is required to pay the FDIC a calculated amount if specific thresholds of losses are not reached.  Included in the “Changes in FDIC indemnification asset and receivable/payable” noninterest income line item for the fourth quarter of 2014 is an expense of $14.0 million for this liability due to the continuing strong credit performance of the covered portfolios.  The net payable to the FDIC increased from $64.5 million as of September 30, 2014 to $96.1 million as of December 31, 2014, primarily due to the items discussed above.

Deposits and Other Liabilities
Throughout the fourth quarter and full year 2014, we continued to execute our strategy to grow low-cost commercial deposits, while reducing our reliance on time deposits.  Total deposits as of December 31, 2014 reached a record $24.0 billion, an increase of $196.5 million or 1% from $23.8 billion as of September 30, 2014, and an increase of $3.6 billion or 18% from $20.4 billion as of December 31, 2013.  Excluding the MetroCorp acquisition, deposit growth for the full year 2014 was $2.3 billion or 11%.

Core deposits totaled $17.9 billion as of December 31, 2014, an increase of $219.6 million or 1% from September 30, 2014 and an increase of $3.3 billion or 23% from December 31, 2013.  Compared to the previous quarter-end, this increase in core deposits was largely due to increases of $235.6 million or 10% in interest-bearing checking accounts and $110.6 million or 2% in noninterest-bearing demand accounts, partially offset by a decrease in $173.6 million or 3% in money market accounts.

Securities sold under repurchase agreements were $795.0 million as of December 31, 2014, compared to $805.1 million as of September 30, 2014. Long-term debt totaled $225.8 million as of December 31, 2014, a decrease of $4.9 million or 2% from September 30, 2014, due to the ongoing paydown of the Company’s unsecured debt.

FOURTH QUARTER 2014 OPERATING RESULTS

Net Interest Income
Net interest income adjusted for the net impact of covered loan activity and amortization of the FDIC indemnification asset, totaled $231.5 million1 for the fourth quarter of 2014, an increase of $6.2 million or 3% from the third quarter of 2014 and an increase of $33.3 million or 17% from the fourth quarter of 2013. The core net interest margin for the fourth quarter of 2014 totaled 3.39%1, taking into consideration the net impact of $28.0 million to the FDIC indemnification asset due to covered loan activity and amortization of the FDIC indemnification asset.  This compares to a core net interest margin of 3.41%1 for both the third quarter of 2014 and fourth quarter of 2013, considering the net impact of $31.6 million and $66.8 million to the FDIC indemnification asset due to covered loan activity and amortization of the FDIC indemnification asset, for the third quarter of 2014 and fourth quarter of 2013, respectively.

Noninterest Income & Expense

Noninterest Income (Loss)
Noninterest income for the fourth quarter of 2014 was $7.8 million, compared to noninterest income of $10.3 million for the third quarter of 2014 and noninterest loss of $36.6 million for the fourth quarter of 2013.  The decrease in noninterest income for the fourth quarter of 2014 compared to the prior quarter was largely due to an increase in expenses related to changes in the FDIC indemnification asset and receivable/payable and a decrease in dividend and other investment income, partially offset by an increase in net gains on sales of loans.  Compared to the prior year period, the increase in noninterest income was largely due to a decrease in expenses related to changes in the FDIC indemnification asset and receivable/payable and an increase in net gains on sales of loans.

Total fees and other operating income totaled $35.6 million for the fourth and third quarter of 2014.  Total fees and other operating income for the fourth quarter of 2014 increased $2.7 million from $32.9 million for the fourth quarter of 2013. Also included in noninterest income for the fourth quarter of 2014 were net gains on sales of loans of $18.4 million, largely from the sale of government guaranteed student loans and net gains on the sales of investment securities of $4.2 million.

The following table presents total fees and other operating income for the quarters ended December 31, 2014, September 30, 2014 and December 31, 2013:

	Quarter Ended
($ in thousands)	December 31, 2014	September 30, 2014	December 31, 2013

Branch fees	$9,386	$9,515	$8,140
Letters of credit fees and foreign exchange income	11,229	10,298	9,746
Ancillary loan fees	2,749	2,874	2,557
Other operating income	12,229	12,949	12,474
Total fees & other operating income	$35,593	$35,636	$32,917

Noninterest Expense
Noninterest expense for the fourth quarter of 2014 totaled $135.2 million, $41.7 million or 24% lower than $177.0 million for the third quarter of 2014. The decrease in noninterest expense in the fourth quarter of 2014 compared to the prior quarter was largely due to decreases in legal expense and amortization of investments in affordable housing partnerships and other tax credit investments. In the third quarter of 2014, the Company had accrued for an unfavorable jury verdict. The Company has filed notice to appeal the verdict.

Amortization of investments in affordable housing partnerships and other tax credit investments was $19.9 million for the fourth quarter of 2014, a decrease of $17.0 million compared to the third quarter of 2014.  The Company had purchased additional tax credit investments in the third quarter of 2014 that resulted in increased amortization expense during the third quarter and a reduction in the effective tax rate for the full year 2014 to 17.56%.

Noninterest expense increased $10.9 million or 9% from $124.4 million for the fourth quarter of 2013 to $135.2 million for the fourth quarter of 2014.  This increase was mainly due to $12.7 million increase in compensation and employee benefits, $6.7 million increase in amortization of investments in affordable housing partnerships and other tax credit investments and $3.1 million increase in other operating expense.  The $12.7 million increase in compensation and employee benefits compared to the prior year quarter primarily resulted from the organic growth we have experienced and the impact of the MetroCorp acquisition.

The following table presents noninterest expense, excluding the impact of reimbursable amounts from the FDIC on covered assets, and integration and merger related expenses for the MetroCorp acquisition for the quarters ended December 31, 2014, September 30, 2014 and December 31, 2013:

($ in thousands)	Quarter Ended
	December 31, 2014	September 30, 2014	December 31, 2013
Total noninterest expense	$135,246	$176,979	$124,384
Less:
Changes in amounts (payable to) reimbursable by the FDIC on covered assets (80% of actual expense amount)*	(3,358)	(1,502)	1,331
Integration and merger related expenses	253	—	881
Noninterest expense excluding changes in amounts (payable to) reimbursable by the FDIC and integration and merger related expenses (1)	$138,351	$178,481	$122,172

*
Pursuant to the shared-loss agreements, the FDIC reimburses the Company 80% of eligible losses with respect to covered assets. The FDIC also shares in 80% of the recoveries or gains with respect to covered assets. During the three months ended December 31, 2014 and September 30, 2014, the Company recorded changes in net payable to the FDIC of $3.4 million and $1.5 million, respectively. The Company recorded changes in net receivable from the FDIC of $1.3 million for the three months ended December 31, 2013.

Noninterest expense excluding the impact of reimbursable amounts from the FDIC on covered assets and integration and merger related expenses related to the MetroCorp acquisition, decreased $40.1 million or 22% on a sequential quarterly basis, due to the decreases in legal expenses and amortization of investments in affordable housing partnerships and other tax credit investments mentioned previously.

Credit Quality

Non-covered Loans
Provision for loan losses on non-covered loans was $19.7 million for the fourth quarter of 2014, an increase of $12.1 million compared to $7.6 million for the third quarter of 2014 and an increase of $13.4 million compared to the fourth quarter of 2013.  Net charge-offs totaled $9.6 million in the fourth quarter of 2014, compared to $5.4 million in the third quarter of 2014 and net recoveries of $1.3 million in the fourth quarter of 2013. Net charge-offs for the fourth quarter of 2014 included a $5.2 million write-down for student loans transferred to loans held for sale as of December 31, 2014.

Nonperforming assets, excluding covered assets, as of December 31, 2014, totaled $128.7 million, a decrease of $30.4 million from $159.1 million as of September 30, 2014 and a decrease of $1.9 million from $130.6 million as of December 31, 2013.  The nonperforming assets to total assets ratio was 0.45% as of December 31, 2014, down 11 basis points and down eight basis points from 0.56% and 0.53% as of September 30, 2014 and December 31, 2013, respectively. The decrease in nonperforming assets, excluding covered assets during the fourth quarter was mainly due to decreases in non-covered nonaccrual loans resulting mainly from payoffs and paydowns.

The allowance for non-covered loan losses as of December 31, 2014 was $258.2 million or 1.27% of non-covered loans.  This compares to an allowance for non-covered loan losses of $249.3 million or 1.29% of non-covered loans as of September 30, 2014 and $241.9 million or 1.54% of non-covered loans as of December 31, 2013.

For the fourth quarter of 2014, the Company recorded a $1.2 million provision for unfunded commitments and letters of credit. The allowance for unfunded commitments and letters of credit was $12.7 million as of December 31, 2014, compared to $11.6 million and $11.3 million as of September 30, 2014 and December 31, 2013, respectively.

Covered Loans
The allowance for covered loans as of December 31, 2014 was $3.5 million, compared to $3.9 million and $7.7 million as of September 30, 2014 and December 31, 2013, respectively.  During the fourth quarter of 2014, the Company recorded a reversal of provision for loan losses on covered loans of $671 thousand and net recoveries of $266 thousand. As these loans are covered under FDIC shared-loss agreements, the Company records 80% of the charge-off amounts in noninterest income and as a net increase in FDIC receivable, resulting in a net impact to earnings of 20% of the charge-off amounts. The Company also shares 80% of any recovered amounts with the FDIC. As noted earlier in this press release, shared-loss coverage for the UCB commercial loan portfolio was extended until December 31, 2014.

Capital Strength

($ in millions)
	December 31, 2014	Well Capitalized Regulatory Requirement	Total Excess Above Well Capitalized Requirement

Tier 1 leverage capital ratio	8.4%	5.0%	$980
Tier 1 risk-based capital ratio	11.0%	6.0%	1,090
Total risk-based capital ratio	12.6%	10.0%	560
Tangible equity to tangible assets ratio (1)	8.3%	N/A	N/A
Tangible equity to risk-weighted assets ratio (1)	10.6%	N/A	N/A

Our capital ratios remain very strong. As of December 31, 2014, our Tier 1 leverage capital ratio totaled 8.4%, our Tier 1 risk-based capital ratio totaled 11.0% and our total risk-based capital ratio totaled 12.6%.

The Company is focused on active capital management and is committed to maintaining strong capital levels that exceed regulatory requirements while also supporting balance sheet growth and providing a strong return to our shareholders.

Dividend Payout and Capital Actions
East West’s Board of Directors has declared first quarter dividends for the common stock. The common stock cash dividend of $0.20 is payable on or about February 17, 2015 to shareholders of record on February 2, 2015. This represents an increase of $0.02 per share, or an 11% increase from the prior quarterly dividend of $0.18 per share.

Conference Call
East West will host a conference call to discuss fourth quarter and full year 2014 earnings with the public on Thursday, January 22, 2015 at 8:30 a.m. PST/11:30 a.m. EST.  The public and investment community are invited to listen as management discusses fourth quarter and full year 2014 results and operating developments.  The following dial-in information is provided for participation in the conference call: Calls within the U.S. – (877) 506-6399; Calls within Canada – (855) 669-9657; International calls – (412) 902-6699.  A listen-only live broadcast of the call also will be available on the Investor Relations page of the Company’s website at www.eastwestbank.com.

About East West
East West Bancorp is a publicly owned company with total assets of $28.7 billion and is traded on the Nasdaq Global Select Market under the symbol “EWBC”. The Company’s wholly owned subsidiary, East West Bank, is one of the largest independent banks headquartered in California. East West is a premier bank focused exclusively on the United States and Greater China markets and operates over 130 locations worldwide, including in the United States markets of California, Georgia, Nevada, New York, Massachusetts, Texas and Washington.  In Greater China, East West’s presence includes full service branches in Hong Kong, Shanghai, Shantou and Shenzhen, and representative offices in Beijing, Chongqing, Guangzhou, Taipei and Xiamen.  For more information on East West, visit the Company’s website at www.eastwestbank.com.

Forward-Looking Statements

Certain matters set forth herein (including any exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations regarding future operating results. Forward-looking statements may include, but are not limited to, the use of forward-looking language, such as “likely result in,” “expects ,” “anticipates,” “estimates,” “forecasts,” “projects,” “intends to,” or may include other similar words or phrases, such as “believes,” “plans,” “trend,” “objective,” “continues,” “remain,” or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” “may,” “might,” “can,” or similar verbs. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, our ability to achieve the projected synergies of the MetroCorp BancShares, Inc. acquisition; our ability to manage the loan portfolios acquired from Federal Deposit Insurance Corporation (FDIC)-assisted acquisitions within the limits of the loss protection provided by the FDIC; changes in our borrowers’ performance on loans; changes in the commercial and consumer real estate markets; changes in our costs of operation, compliance and expansion; changes in the U.S. economy, including inflation; changes in government interest rate policies; changes in laws or the regulatory environment; changes in the economy of and monetary policy in the People’s Republic of China; changes in critical accounting policies and judgments; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; changes in the equity and debt securities markets; changes in competitive pressures on financial institutions; the effect of additional provision for loan losses; the effect of government budget cuts and government shut down; fluctuations of our stock price; the success and timing of our business strategies; the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity; the impact of potential federal tax increases and spending cuts; the impact of adverse judgments or settlements in litigation against the Company; changes in our ability to receive dividends from our subsidiaries; impact of political developments, wars or other hostilities which may disrupt or increase volatility in securities or otherwise affect economic conditions; and other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2013, and particularly the discussion of risk factors within that document. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, East West’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. East West assumes no obligation to update such forward-looking statements.

1See reconciliation of the GAAP financial measure to the non-GAAP financial measure in the tables that follow.

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(unaudited)

	December 31, 2014	September 30, 2014	December 31, 2013
Assets
Cash and cash equivalents	$1,039,885	$1,115,753	$895,820
Short-term investments	338,714	336,419	257,473
Securities purchased under resale agreements	1,225,000	1,475,000	1,300,000
Investment securities	2,626,365	2,592,667	2,733,797
Non-covered loans (net of allowance for loan
losses of $258,174, $249,268 and $241,930)	20,040,031	19,336,766	15,617,685
Covered loans (net of allowance for loan losses of $3,505, $3,910
and $7,745)	1,474,189	1,636,399	2,187,898
Total loans receivable, net	21,514,220	20,973,165	17,805,583
Federal Home Loan Bank and Federal Reserve Bank stock	85,690	89,015	110,663
FDIC indemnification asset, net	—	—	74,708
Other real estate owned, net	27,612	33,337	18,900
Other real estate owned covered, net	4,499	7,433	21,373
Premiums on deposits acquired, net	45,309	47,792	46,920
Goodwill	469,433	458,467	337,438
Other assets	1,361,322	1,352,082	1,127,393
Total assets	$28,738,049	$28,481,130	$24,730,068

Liabilities and Stockholders' Equity
Deposits	$24,008,774	$23,812,264	$20,412,918
Federal Home Loan Bank advances	317,241	316,699	315,092
Securities sold under repurchase agreements	795,000	805,106	995,000
Long-term debt	225,848	230,790	226,868
Payable to FDIC, net	96,106	64,460	—
Accrued expenses and other liabilities	444,512	483,718	415,965
Total liabilities	25,887,481	25,713,037	22,365,843
Stockholders' equity	2,850,568	2,768,093	2,364,225
Total liabilities and stockholders' equity	$28,738,049	$28,481,130	$24,730,068
Book value per common share	$19.85	$19.30	$17.18
Tangible equity (1) per common share	$16.26	$15.76	$14.37
Number of common shares at period-end	143,582	143,405	137,631

(1)	See reconciliation of the GAAP financial measure to the non-GAAP financial measure in the tables that follow.

EAST WEST BANCORP, INC.
TOTAL LOANS AND DEPOSIT DETAIL
(In thousands)
(unaudited)

As of December 31, 2014	Non-covered	Covered	Total loans receivable
Loans receivable
Real estate - single family	$3,642,978	$224,995	$3,867,973
Real estate - multifamily	1,177,690	275,356	1,453,046
Real estate - commercial	5,611,485	645,984	6,257,469
Real estate - land and construction	522,561	34,246	556,807
Commercial	7,838,094	240,037	8,078,131
Consumer	1,456,643	57,076	1,513,719
Total loans receivable (1), excluding loans held for sale	20,249,451	1,477,694	21,727,145
Loans held for sale	45,950	—	45,950
Total loans receivable	20,295,401	1,477,694	21,773,095
Unearned fees, premiums and discounts	2,804	—	2,804
Allowance for loan losses	(258,174)	(3,505)	(261,679)
Net loans receivable	$20,040,031	$1,474,189	$21,514,220

	December 31, 2014	September 30, 2014	December 31, 2013
Loans receivable
Real estate - single family	$3,642,978	$3,472,725	$3,192,875
Real estate - multifamily	1,177,690	1,176,570	992,434
Real estate - commercial	5,611,485	5,463,209	4,301,030
Real estate - land and construction	522,561	486,141	284,047
Commercial	7,838,094	7,283,658	5,360,193
Consumer	1,456,643	1,469,253	1,547,738
Total non-covered loans receivable (1), excluding loans held for sale	20,249,451	19,351,556	15,678,317
Loans held for sale	45,950	239,649	204,970
Covered loans, net of discount (1)	1,477,694	1,640,309	2,195,643
Total loans receivable	21,773,095	21,231,514	18,078,930
Unearned fees, premiums and discounts	2,804	(5,171)	(23,672)
Allowance for loan losses on non-covered loans	(258,174)	(249,268)	(241,930)
Allowance for loan losses on covered loans	(3,505)	(3,910)	(7,745)
Net loans receivable	$21,514,220	$20,973,165	$17,805,583

Deposits
Noninterest-bearing demand	$7,381,030	$7,270,385	$5,821,899
Interest-bearing checking	2,545,618	2,309,983	1,749,479
Money market	6,318,120	6,491,736	5,653,412
Savings	1,651,267	1,604,290	1,363,780
Total core deposits	17,896,035	17,676,394	14,588,570
Time deposits	6,112,739	6,135,870	5,824,348
Total deposits	$24,008,774	$23,812,264	$20,412,918

(1)	Includes loans net of ASC 310-30 discount.

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Quarter Ended
	December 31, 2014	September 30, 2014	December 31, 2013

Interest and dividend income	$287,135	$285,948	$293,203
Interest expense	(27,647)	(28,974)	(28,195)
Net interest income before provision for loan losses	259,488	256,974	265,008
Provision for loan losses on non-covered loans	(19,671)	(7,556)	(6,286)
Reversal of (provision for) loan losses on covered loans	671	(7,669)	820
Net interest income after provision for loan losses	240,488	241,749	259,542
Noninterest income (loss)	7,805	10,342	(36,594)
Noninterest expense	(135,246)	(176,979)	(124,384)
Income before taxes	113,047	75,112	98,564
Income tax (provision) benefit	(20,049)	13,644	(22,782)
Net income	$92,998	$88,756	$75,782

Earnings per share available to common stockholders
- Basic	$0.65	$0.62	$0.55
- Diluted	$0.65	$0.62	$0.55
Weighted average number of shares outstanding
- Basic	143,432	143,210	137,157
- Diluted	144,116	143,810	137,688

	Quarter Ended
	December 31, 2014	September 30, 2014	December 31, 2013
Noninterest income (loss):
Branch fees	$9,386	$9,515	$8,140
Changes in FDIC indemnification asset and receivable/payable	(50,578)	(39,647)	(74,325)
Net gains on sales of loans	18,417	7,726	4,065
Letters of credit fees and foreign exchange income	11,229	10,298	9,746
Net gains on sales of investment securities	4,248	2,514	83
Ancillary loan fees	2,749	2,874	2,557
Dividend and other investment income	125	4,113	666
Other operating income	12,229	12,949	12,474
Total noninterest income (loss)	$7,805	$10,342	$(36,594)

Noninterest expense:
Compensation and employee benefits	$59,369	$58,111	$46,667
Occupancy and equipment expense	15,588	15,842	14,430
Loan related expenses	834	1,127	2,611
Other real estate owned (income) expense	(4,286)	(1,422)	887
Deposit insurance premiums and regulatory assessments	5,161	5,247	4,702
Legal expense	7,615	32,500	12,806
Amortization of premiums on deposits acquired	2,483	2,597	2,234
Data processing	2,537	2,211	2,299
Consulting expense	2,152	2,982	3,725
Amortization of investments in affordable housing
partnerships and other tax credit investments	19,909	36,936	13,228
Other operating expense	23,884	20,848	20,795
Total noninterest expense	$135,246	$176,979	$124,384

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Year Ended
	December 31, 2014	December 31, 2013

Interest and dividend income	$1,153,698	$1,068,685
Interest expense	(112,820)	(112,492)
Net interest income before provision for loan losses	1,040,878	956,193
Provision for loan losses on non-covered loans	(44,125)	(18,336)
Provision for loan losses on covered loans	(5,033)	(4,028)
Net interest income after provision for loan losses	991,720	933,829
Noninterest loss	(11,714)	(92,468)
Noninterest expense	(564,551)	(415,511)
Income before taxes	415,455	425,850
Provision for income taxes	(72,972)	(130,805)
Net income	342,483	295,045
Preferred stock dividend	—	(3,428)
Net income available to common stockholders	$342,483	$291,617

Earnings per share available to common stockholders
- Basic	$2.39	$2.11
- Diluted	$2.38	$2.10
Weighted average number of shares outstanding
- Basic	142,952	137,342
- Diluted	143,563	139,574

	Year Ended
	December 31, 2014	December 31, 2013
Noninterest income (loss):
Branch fees	$37,866	$32,036
Changes in FDIC indemnification asset and receivable/payable	(201,417)	(228,585)
Net gains on sales of loans	39,132	7,750
Letters of credit fees and foreign exchange income	37,323	34,774
Net gains on sales of investment securities	10,851	12,089
Ancillary loan fees	10,616	9,368
Dividend and other investment income	5,464	993
Other operating income	48,451	39,107
Total noninterest loss	$(11,714)	$(92,468)

Noninterest expense:
Compensation and employee benefits	$231,838	$175,906
Occupancy and equipment expense	63,815	56,641
Loan related expenses	3,438	12,520
Other real estate owned income	(3,591)	(1,128)
Deposit insurance premiums and regulatory assessments	21,922	16,550
Legal expense	53,018	31,718
Amortization of premiums on deposits acquired	10,204	9,365
Data processing	15,888	9,095
Consulting expense	8,511	6,446
Amortization of investments in affordable housing
partnerships and other tax credit investments	75,660	27,268
Other operating expense	83,848	71,130
Total noninterest expense	$564,551	$415,511

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(In thousands)
(unaudited)

Average Balances	Quarter Ended
	December 31, 2014	September 30, 2014	December 31, 2013
Non-covered loans
Real estate - single family	$3,549,312	$3,392,077	$3,141,472
Real estate - multifamily	1,173,926	1,157,088	989,789
Real estate - commercial	5,515,047	5,378,361	4,183,311
Real estate - land and construction	493,624	473,225	259,497
Commercial	7,503,953	6,892,203	5,014,530
Consumer	1,504,588	1,710,258	1,691,334
Total non-covered loans	19,740,450	19,003,212	15,279,933
Covered loans	1,562,483	1,711,498	2,262,218
Total loans receivable	21,302,933	20,714,710	17,542,151
Investment securities	2,592,325	2,504,603	2,937,089
Interest-earning assets	27,057,843	26,241,447	23,082,437
Total assets	29,019,702	28,091,499	24,762,814

Deposits
Noninterest-bearing demand	$7,636,630	$7,008,748	$5,922,881
Interest-bearing checking	2,446,895	2,285,227	1,656,002
Money market	6,395,838	6,066,941	5,417,034
Savings	1,668,101	1,808,212	1,651,067
Total core deposits	18,147,464	17,169,128	14,646,984
Time deposits	6,151,558	6,172,866	5,870,512
Total deposits	24,299,022	23,341,994	20,517,496
Interest-bearing liabilities	18,015,306	17,891,095	16,116,152
Stockholders' equity	2,850,178	2,750,509	2,376,013

Selected Ratios	Quarter Ended
	December 31, 2014	September 30, 2014	December 31, 2013
For The Period
Return on average assets	1.27%	1.25%	1.21%
Return on average common equity	12.95%	12.80%	12.65%
Interest rate spread	3.60%	3.68%	4.35%
Net interest margin	3.80%	3.89%	4.55%
Yield on earning assets	4.21%	4.32%	5.04%
Cost of deposits	0.28%	0.29%	0.31%
Cost of funds	0.43%	0.46%	0.51%
Noninterest expense(1)(3)/average assets	1.54%	1.94%	1.73%
Efficiency ratio (2)(3)	42.13%	51.42%	47.30%

(1)
Noninterest expense excludes the amortization of premiums on deposits acquired, amortization of investments in affordable housing partnerships and other tax credit investments, and integration and merger related expenses (where applicable).

(2)
Represents noninterest expense, excluding the amortization of premiums on deposits acquired, amortization of investments in affordable housing partnerships and other tax credit investments, and integration and merger related expenses (where applicable), divided by the aggregate of net interest income before provision for loan losses and noninterest income (loss).

(3)	See reconciliation of the GAAP financial measure to the non-GAAP financial measure in the tables that follow.

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(In thousands)
(unaudited)

Average Balances	Year Ended
	December 31, 2014	December 31, 2013
Non-covered loans
Real estate - single family	$3,362,225	$2,655,761
Real estate - multifamily	1,127,496	942,430
Real estate - commercial	5,267,986	3,926,050
Real estate - land and construction	439,942	241,779
Commercial	6,641,305	4,628,713
Consumer	1,703,522	1,340,026
Total non-covered loans	18,542,476	13,734,759
Covered loans	1,809,342	2,541,238
Total loans receivable	20,351,818	16,275,997
Investment securities	2,540,228	2,729,019
Interest-earning assets	25,798,578	21,827,657
Total assets	27,651,797	23,560,692

Deposits
Noninterest-bearing demand	$6,834,871	$5,179,687
Interest-bearing checking	2,179,428	1,487,844
Money market	5,958,461	5,217,666
Savings	1,748,465	1,546,188
Total core deposits	16,721,225	13,431,385
Time deposits	6,218,745	5,964,017
Total deposits	22,939,970	19,395,402
Interest-bearing liabilities	17,648,639	15,693,427
Stockholders' equity	2,717,000	2,344,307

Selected Ratios	Year Ended
	December 31, 2014	December 31, 2013
For The Period
Return on average assets	1.24%	1.25%
Return on average common equity	12.61%	12.59%
Interest rate spread	3.83%	4.18%
Net interest margin	4.03%	4.38%
Yield on earning assets	4.47%	4.90%
Cost of deposits	0.29%	0.33%
Cost of funds	0.46%	0.54%
Noninterest expense(1)(3)/average assets	1.69%	1.60%
Efficiency ratio (2)(3)	45.28%	43.76%

(1)
Noninterest expense excludes the amortization of premiums on deposits acquired, amortization of investments in affordable housing partnerships and other tax credit investments, and integration and merger related expenses (where applicable).

(2)
Represents noninterest expense, excluding the amortization of premiums on deposits acquired, amortization of investments in affordable housing partnerships and other tax credit investments, and integration and merger related expenses (where applicable), divided by the aggregate of net interest income before provision for loan losses and noninterest income (loss).

(3)	See reconciliation of the GAAP financial measure to the non-GAAP financial measure in the tables that follow.

EAST WEST BANCORP, INC.
QUARTER TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(In thousands)
(unaudited)

	Quarter Ended
	December 31, 2014			December 31, 2013
	Average			Average
	Volume	Interest	Yield (1)	Volume	Interest	Yield (1)

ASSETS
Interest-earning assets:
Due from banks and short-term investments	$1,678,398	$5,753	1.36%	$1,086,195	$4,496	1.64%
Securities purchased under resale agreements	1,396,739	5,567	1.58%	1,400,000	5,104	1.45%
Investment securities available-for-sale	2,592,325	8,554	1.31%	2,937,089	13,003	1.76%
Non-covered loans	19,740,450	208,706	4.19%	15,279,933	161,118	4.18%
Covered loans	1,562,483	57,186	14.52%	2,262,218	107,722	18.89%
Federal Home Loan Bank and Federal Reserve Bank stock	87,448	1,369	6.21%	117,002	1,760	5.97%
Total interest-earning assets	27,057,843	287,135	4.21%	23,082,437	293,203	5.04%

Noninterest-earning assets:
Cash and cash equivalents	358,982			336,365
Allowance for loan losses	(256,928)			(246,518)
Other assets	1,859,805			1,590,530
Total assets	$29,019,702			$24,762,814

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Checking accounts	$2,446,895	$1,734	0.28%	$1,656,002	$960	0.23%
Money market accounts	6,395,838	4,267	0.26%	5,417,034	3,704	0.27%
Savings deposits	1,668,101	796	0.19%	1,651,067	720	0.17%
Time deposits	6,151,558	10,080	0.65%	5,870,512	10,421	0.70%
Federal funds purchased and other short-term borrowings	310	—	—	619	—	—
Federal Home Loan Bank advances	316,886	1,029	1.29%	322,351	1,038	1.28%
Securities sold under repurchase agreements	804,961	8,550	4.21%	995,000	10,312	4.11%
Long-term debt	230,757	1,191	2.05%	203,567	1,040	2.03%
Total interest-bearing liabilities	18,015,306	27,647	0.61%	16,116,152	28,195	0.69%

Noninterest-bearing liabilities:
Demand deposits	7,636,630			5,922,881
Other liabilities	517,588			347,768
Stockholders' equity	2,850,178			2,376,013
Total liabilities and stockholders' equity	$29,019,702			$24,762,814

Interest rate spread			3.60%			4.35%

Net interest income and net interest margin		$259,488	3.80%		$265,008	4.55%

Net interest income and net interest margin, adjusted (2)(3)		$231,523	3.39%		$198,239	3.41%

(1)	Annualized.
(2)
Amounts considering the net impact of covered loan activity and amortization of the FDIC indemnification asset of $28.0 million and $66.8 million for the three months ended December 31, 2014 and 2013, respectively.

(3)	See reconciliation of the GAAP financial measure to the non-GAAP financial measure in the tables that follow.

EAST WEST BANCORP, INC.
YEAR TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(In thousands)
(unaudited)

	Year To Date
	December 31, 2014			December 31, 2013
	Average			Average
	Volume	Interest	Yield	Volume	Interest	Yield

ASSETS
Interest-earning assets:
Due from banks and short-term investments	$1,469,200	$23,214	1.58%	$1,184,709	$17,340	1.46%
Securities purchased under resale agreements	1,340,411	20,323	1.52%	1,503,014	21,236	1.41%
Investment securities available-for-sale	2,540,228	44,684	1.76%	2,729,019	43,846	1.61%
Non-covered loans	18,542,476	782,135	4.22%	13,734,759	584,164	4.25%
Covered loans	1,809,342	277,070	15.31%	2,541,238	395,230	15.55%
Federal Home Loan Bank and Federal Reserve Bank stock	96,921	6,272	6.47%	134,918	6,869	5.09%
Total interest-earning assets	25,798,578	1,153,698	4.47%	21,827,657	1,068,685	4.90%

Noninterest-earning assets:
Cash and cash equivalents	322,581			306,551
Allowance for loan losses	(254,616)			(241,049)
Other assets	1,785,254			1,667,533
Total assets	$27,651,797			$23,560,692

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Checking accounts	$2,179,428	$5,431	0.25%	$1,487,844	$3,556	0.24%
Money market accounts	5,958,461	16,001	0.27%	5,217,666	15,019	0.29%
Savings deposits	1,748,465	2,971	0.17%	1,546,188	2,961	0.19%
Time deposits	6,218,745	41,083	0.66%	5,964,017	41,960	0.70%
Federal funds purchased and other short-term borrowings	888	—	—	330	6	1.82%
Federal Home Loan Bank advances	349,767	4,116	1.18%	315,867	4,173	1.32%
Securities sold under repurchase agreements	955,147	38,395	4.02%	995,000	41,381	4.16%
Long-term debt	237,738	4,823	2.03%	166,515	3,436	2.06%
Total interest-bearing liabilities	17,648,639	112,820	0.64%	15,693,427	112,492	0.72%

Noninterest-bearing liabilities:
Demand deposits	6,834,871			5,179,687
Other liabilities	451,287			343,271
Stockholders' equity	2,717,000			2,344,307
Total liabilities and stockholders' equity	$27,651,797			$23,560,692

Interest rate spread			3.83%			4.18%

Net interest income and net interest margin		$1,040,878	4.03%		$956,193	4.38%

Net interest income and net interest margin, adjusted (1)(2)		$884,200	3.43%		$767,388	3.52%

(1)
Amounts considering the net impact of covered loan activity and amortization of the FDIC indemnification asset of $156.7 million and $188.8 million for the years ended December 31, 2014 and 2013, respectively.

(2)	See reconciliation of the GAAP financial measure to the non-GAAP financial measure in the tables that follow.

EAST WEST BANCORP, INC.
QUARTERLY ALLOWANCE FOR LOAN LOSSES
(In thousands)
(unaudited)

	Quarter Ended
	12/31/2014	9/30/2014	6/30/2014	3/31/2014	12/31/2013
NON-COVERED LOANS
Allowance for non-covered loans, beginning of period	$249,268	$246,468	$245,618	$241,930	$234,236
(Reversal of) provision for unfunded loan commitments and letters of credit	(1,154)	623	(829)	(215)	140
Provision for loan losses on non-covered loans	19,671	7,556	8,944	7,954	6,286

Net Charge-offs (Recoveries):
Residential	(1,364)	(87)	(2)	146	797
Commercial real estate (1)	(205)	1,263	763	(509)	(2,158)
Commercial	5,965	4,072	6,506	4,414	(1,072)
Consumer	5,215	131	(2)	—	1,165
Total net charge-offs (recoveries)	9,611	5,379	7,265	4,051	(1,268)
Allowance for non-covered loans, end of period (2)	$258,174	$249,268	$246,468	$245,618	$241,930

COVERED LOANS
Allowance for covered loans not accounted under ASC 310-30, beginning of period (3)	$3,486	$3,692	$4,316	$5,476	$6,328
(Reversal of) provision for loan losses on covered loans not accounted under ASC 310-30	(671)	8,433	70	(954)	(752)
Total net (recoveries)charge-offs	(266)	8,639	694	206	100
Allowance for covered loans not accounted under ASC 310-30, end of period (3)	$3,081	$3,486	$3,692	$4,316	$5,476

Allowance for covered loans accounted under ASC 310-30, beginning of period (4)	$424	$1,188	$2,202	$2,269	$2,337
Reversal of loan losses on covered loans accounted under ASC 310-30	—	(764)	(1,014)	(67)	(68)
Allowance for covered loans accounted under ASC 310-30, end of period (4)	$424	$424	$1,188	$2,202	$2,269
Total allowance for covered loans, end of period	$3,505	$3,910	$4,880	$6,518	$7,745

UNFUNDED LOAN COMMITMENTS AND LETTERS OF CREDIT
Allowance balance, beginning of period	$11,558	$12,326	$11,497	$11,282	$11,469
Provision for (reversal of) unfunded loan commitments and letters of credit	1,154	(623)	829	215	(140)
Total charge-offs (recoveries)	—	145	—	—	(47)
Allowance balance, end of period	$12,712	$11,558	$12,326	$11,497	$11,282
GRAND TOTAL, END OF PERIOD	$274,391	$264,736	$263,674	$263,633	$260,957

(1)	Includes a charge-off of $523 thousand related to a non-covered loan accounted for under ASC 310-30 for the three months ended June 30, 2014.
(2)
Includes an allowance of $290 thousand, $290 thousand, $370 thousand, $0 and $0 related to non-covered loans accounted for under ASC 310-30 as of December 31, 2014, September 30, 2014, June 30, 2014, March 31, 2014 and December 31, 2013, respectively.

(3)
This allowance is related to subsequent drawdowns on commitments that were in existence as of the acquisition dates of WFIB and UCB and are covered under the shared-loss agreements with the FDIC. Allowance on these subsequent drawdowns is included as part of the allowance for loan losses.

(4)	This allowance is related to loans covered under the shared-loss agreements with the FDIC, accounted for under ASC 310-30.

EAST WEST BANCORP, INC.
QUARTERLY CREDIT QUALITY ANALYSIS
(In thousands)
(unaudited)

Nonperforming Assets, Excluding Covered Assets
	12/31/2014	9/30/2014	12/31/2013
Nonaccrual Loan Type
Real estate - single family	$7,830	$10,738	$11,218
Real estate - multifamily	20,796	24,800	27,633
Real estate - commercial	38,685	48,777	36,473
Real estate - land and construction	9,644	10,667	10,376
Commercial	20,276	26,920	22,832
Consumer	3,812	3,818	3,119
Total non-covered nonaccrual loans	101,043	125,720	111,651
Other real estate owned, net	27,612	33,337	18,900
Total nonperforming assets, excluding covered assets	$128,655	$159,057	$130,551

Nonperforming assets to total assets (1)	0.45%	0.56%	0.53%
Allowance for loan losses on non-covered loans to total gross non-covered
loans held for investment at end of period	1.27%	1.29%	1.54%
Allowance for loan losses on non-covered loans and unfunded loan
commitments to total gross non-covered loans held for investment at end of period	1.34%	1.35%	1.62%
Allowance on non-covered loans to non-covered nonaccrual loans at end of period	255.51%	198.27%	216.68%
Nonaccrual loans to total loans (2)	0.46%	0.59%	0.62%
Net charge-offs (recoveries) on non-covered loans to average total non-covered loans (3)	0.19%	0.11%	(0.03)%

(1)	Nonperforming assets exclude covered loans and covered REOs. Total assets include covered assets.
(2)	Nonaccrual loans exclude covered loans. Total loans include covered loans.
(3)	Annualized.

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance. The tangible equity to risk-weighted assets and tangible equity to tangible assets ratios are non-GAAP disclosures. Given that the use of such ratios are more prevalent in the banking industry and with banking regulators and analysts, the Company has included the tangible equity to risk-weighted assets and tangible equity to tangible assets ratios.

As of
December 31, 2014
Stockholders' equity	$2,850,568
Less:
Goodwill and other intangible assets	(515,478)
Tangible equity	$2,335,090

Risk-weighted assets	$21,931,484

Tangible equity to risk-weighted assets ratio	10.6%

As of
December 31, 2014
Total assets	$28,738,049
Less:
Goodwill and other intangible assets	(515,478)
Tangible assets	$28,222,571

Tangible equity to tangible assets ratio	8.3%

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance. The efficiency ratio represents noninterest expense, excluding the amortization of premiums on deposits acquired, amortization of investments in affordable housing partnerships and other tax credit investments, and integration and merger related expenses, divided by the aggregate of net interest income before provision for loan losses and noninterest income (loss). The Company believes that presenting the efficiency ratio provides clarity to the users of financial statements regarding the ongoing performance of the Company and allows comparability to prior periods.

	Quarter Ended
	December 31, 2014	September 30, 2014	December 31, 2013
Total noninterest expense	$135,246	$176,979	$124,384
Less:
Integration and merger related expenses	(253)	—	(881)
Amortization of premiums on deposits acquired	(2,483)	(2,597)	(2,234)
Amortization of investments in affordable housing partnerships and other tax credit investments	(19,909)	(36,936)	(13,228)
Noninterest expense, as adjusted	$112,601	$137,446	$108,041

Net interest income before provision for loan losses	$259,488	$256,974	$265,008
Noninterest income (loss)	7,805	10,342	(36,594)
Net interest income and noninterest income (loss)	$267,293	$267,316	$228,414

Efficiency Ratio	42.13%	51.42%	47.30%

	Year Ended
	December 31, 2014	December 31, 2013
Total noninterest expense	$564,551	$415,511
Less:
Integration and merger related expenses	(12,640)	(881)
Amortization of premiums on deposits acquired	(10,204)	(9,365)
Amortization of investments in affordable housing partnerships and other tax credit investments	(75,660)	(27,268)
Noninterest expense, as adjusted	$466,047	$377,997

Net interest income before provision for loan losses	$1,040,878	$956,193
Noninterest loss	(11,714)	(92,468)
Net interest income and noninterest loss	$1,029,164	$863,725

Efficiency Ratio	45.28%	43.76%

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

Noninterest expense excluding changes in amounts (payable to) reimbursable by the FDIC and integration and merger related expenses is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance. Changes in amounts (payable to) reimbursable by the FDIC, and integration and merger related expenses are non-core in nature. The Company believes that presenting noninterest expense excluding such non-core items provides clarity to the users of financial statements regarding core noninterest expense amounts.

	Quarter Ended
	December 31, 2014	September 30, 2014	December 31, 2013
Total noninterest expense	$135,246	$176,979	$124,384
Less:
Changes in amounts (payable to) reimbursable by the FDIC on covered assets (80% of actual expense amount) (1)	(3,358)	(1,502)	1,331
Integration and merger related expenses	253	—	881
Noninterest expense excluding changes in amounts (payable to) reimbursable by the FDIC and integration and merger related expenses	$138,351	$178,481	$122,172

	Year Ended
	December 31, 2014	December 31, 2013
Total noninterest expense	$564,551	$415,511
Less:
Changes in amounts (payable to) reimbursable by the FDIC on covered assets (80% of actual expense amount) (1)	(4,425)	6,738
Integration and merger related expenses	12,640	881
Noninterest expense excluding changes in amounts (payable to) reimbursable by the FDIC and integration and merger related expenses	$556,336	$407,892

(1)
Pursuant to the shared-loss agreements, the FDIC reimburses the Company 80% of eligible losses with respect to covered assets.  The FDIC also shares in 80% of the recoveries or gains with respect to covered assets. During the three months ended December 31, 2014 and September 30, 2014, the Company recorded changes in net payable to the FDIC of $3.4 million and $1.5 million, respectively. The Company recorded changes in net receivable from the FDIC of $1.3 million for the three months ended December 31, 2013. During the years ended December 31, 2014 and 2013, the Company recorded changes in net payable to the FDIC of $4.4 million and changes in net receivable from the FDIC of $6.7 million, respectively.

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance. The net interest margin includes certain non-core items. The Company believes that presenting core net interest income and core net interest margin that considers non-core items, provides clarity to the users of financial statements regarding the ongoing performance of the Company and allows comparability to prior periods.

	Quarter Ended December 31, 2014
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$27,057,843	$287,135	4.21%
Net interest income and net interest margin		259,488	3.80%
Less net impact of covered loan activity and amortization of
the FDIC indemnification asset		(27,965)
Adjusted net interest income and net interest margin, considering the
net impact of covered loan activity and amortization of the FDIC indemnification asset		$231,523	3.39%

	Quarter Ended September 30, 2014
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$26,241,447	$285,948	4.32%
Net interest income and net interest margin		256,974	3.89%
Less net impact of covered loan activity and amortization of
the FDIC indemnification asset		(31,613)
Adjusted net interest income and net interest margin, considering the
net impact of covered loan activity and amortization of the FDIC indemnification asset		$225,361	3.41%

	Quarter Ended December 31, 2013
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$23,082,437	$293,203	5.04%
Net interest income and net interest margin		265,008	4.55%
Less net impact of covered loan activity and amortization of
the FDIC indemnification asset		(66,769)
Adjusted net interest income and net interest margin, considering the
net impact of covered loan activity and amortization of the FDIC indemnification asset		$198,239	3.41%

(1)	Annualized.

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance. The net interest margin includes certain non-core items. The Company believes that presenting core net interest income and core net interest margin that considers non-core items, provides clarity to the users of financial statements regarding the ongoing performance of the Company and allows comparability to prior periods.

	Year Ended December 31, 2014
	Average Volume	Interest	Yield
Total interest-earning assets	$25,798,578	$1,153,698	4.47%
Net interest income and net interest margin		1,040,878	4.03%
Less net impact of covered loan activity and amortization of
the FDIC indemnification asset		(156,678)
Net interest income and net interest margin, considering the
net impact of covered loan activity and amortization of the FDIC indemnification asset		$884,200	3.43%

	Year Ended December 31, 2013
	Average Volume	Interest	Yield
Total interest-earning assets	$21,827,657	$1,068,685	4.90%
Net interest income and net interest margin		956,193	4.38%
Less net impact of covered loan activity and amortization of
the FDIC indemnification asset		(188,805)
Net interest income and net interest margin, considering the
net impact of covered loan activity and amortization of the FDIC indemnification asset		$767,388	3.52%